Exhibit 3.1

State of California
Secretary of State

I, BRUCE McPHERSON, Secretary of State of the State of California, hereby certify:

That the attached transcript of 9 page(s) has been compared with the record on file in this office, of which it purports to be a copy, and that it is full, true and correct.

IN WITNESS WHEREOF, I execute this certificate and affix the Great Seal of the State of California this day of Sep 09 2005
/s/ Bruce McPherson
BRUCE McPHERSON Secretary of State

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF FIRST ULB CORP.	ENDORSED - FILED in the office of the Secretary of State of the State of California Sep 07 2005

The undersigned certify that:

1. They are the president and the secretary, respectively, of First ULB Corp., a California corporation.

2. The Articles of Incorporation, of this Corporation are amended and restated to read as follows:

ARTICLE I

NAME

The name of the Corporation is First ULB Corp.

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

CAPITAL STOCK

1. Authorized Stock. The Corporation is authorized to issue two classes of shares to be designated respectively “Preferred Stock” and “Common Stock.” The total number of shares that the Corporation is authorized to issue is 20,000,000. The total number of shares of Preferred Stock authorized is 10,000,000. The total number of shares of Common Stock authorized is 10,000,000. The shares of Preferred Stock authorized by these Articles of Incorporation may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and designation thereof, or of any of them.

2. Preferred Stock. The Preferred Stock may be divided into such number of series as the Board of Directors may determine. The first series of Preferred Stock shall be comprised of 2,000,000 shares designated as “Series A Preferred Stock.” The relative rights, preferences, restrictions and other matters relating to such Series A Preferred Stock are as follows:

(a) Dividends. The holders of outstanding Series A Preferred Stock shall be entitled to receive in any fiscal year, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, cumulative dividends in cash at the rate equal to $.2.4 per share of Series A Preferred Stock, as adjusted for any consolidations, combinations, stock distributions, stock dividends, stock splits or similar events (collectively, a “Recapitalization Event”), per annum. Dividends may be declared and paid upon Common Stock in any fiscal year of the Corporation only if dividends in the total amount of $.24 per share (as adjusted for any Recapitalization Event) shall have been paid or declared and set apart upon all shares of

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Series A Preferred Stock during that fiscal year. The right to dividends on Series A Preferred Stock shall be cumulative. Any undeclared or unpaid distribution shall not bear or accrue interest.

(b) Preference on Liquidation.

(1) Liquidation Event. Any of the following events shall be considered a Liquidation Event hereunder:

(i) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less than 50% of the Corporation’s voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions in which in excess of 50% of the Corporation’s voting power is transferred;

(ii) a sale, lease or other disposition of all or substantially all of the assets of the Corporation (“Asset Transfer”); or

(iii) any other liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

(2) In the event of any Liquidation Event in which the total aggregate proceeds to the Corporation are equal to or less than $12.25 per share (as adjusted for any Reorganization Event) on a fully diluted basis, the assets and funds of the Corporation available for distribution to stockholders shall be distributed as follows:

(i) First, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made in respect of the Corporation’s Common Stock, an amount equal, to $12.25 per share of Series A Preferred Stock (as adjusted for any Recapitalization Event), plus all declared and unpaid dividends thereon to the date fixed for such distribution (the “Series A Liquidation Amount”). If upon such a Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Series A Preferred Stock the full Series A Liquidation Amount to which they respectively shall be entitled under this Section 2(b)(2)(i), the holders of the Series A Preferred Stock shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

(ii) After setting apart or paying in full the preferential amounts due the holders of Series A Preferred Stock pursuant to Sections 2(b)(2)(i) above, the remaining assets of the Corporation available for distribution to its stockholders, if any, shall be distributed ratably to the holders of Series A Preferred Stock and Common Stock on a converted per share basis.

(3) In the event of any Liquidation Event in which the total aggregate proceeds to the Corporation are greater than $12.25 per share (as adjusted for any Reorganization Event) on a fully diluted basis (a “Qualifying Liquidation Event”), the Series A Preferred Stock shall automatically convert to Common Stock in accordance with Section 2(e) hereof and shall share ratably with the Common Stock in any distribution of the assets or funds of the Corporation.

(4) All consideration payable to the stockholders of the Corporation by the relevant purchaser or the Corporation in connection with any Liquidation Event, or all consideration payable to the Corporation and distributable to its stockholders, together with all other available assets of the Corporation (net of obligations owed by the Corporation), in connection with any Liquidation Event shall be paid by the purchaser or distributed by the Corporation in redemption of the Series A Preferred Stock, as applicable, and to the holders of capital stock of the Corporation in accordance with the preferences and priorities set forth in Section 2(b)(2) above, with such preferences and priorities specifically intended to be applicable in any such Liquidation Event Asset Transfer. The Corporation shall promptly provide to the holders of shares of Series A

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Preferred Stock such information, concerning the terms of such Liquidation Event and the value of the assets of the Corporation as may reasonably be requested by the holders of Series A Preferred Stock. If applicable, the Corporation shall cause the definitive agreement relating to such Liquidation Event to provide for a rate at which the shares of capital stock of the Corporation are converted into or exchanged for cash, new securities or other property, or redeemed, on a basis which gives effect to the provisions of this Section 2(b). Notwithstanding anything to the contrary contained herein, the holders of shares of Series A Preferred Stock shall have the right to elect to give effect to the conversion rights contained in Section 2(e), if applicable, instead of giving effect to the provisions contained in this Section 2(b)(2) with respect to the shares of Series A Preferred Stock owned by them.

(5) In the event of any Liquidation Event, the Corporation shall, within ten business days after the date the Board of Directors approves such action, or 20 business days prior to any stockholders’ meeting called to approve such action, or 20 business days after the commencement of any involuntary proceeding, whichever is earlier, give each holder of shares of Series A Preferred Stock written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of shares of Series A Preferred Stock upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of shares of Series A Preferred Stock of such material change.

(6) The Corporation shall not consummate any Liquidation Event before the expiration of 30 calendar days after the mailing of the initial written, notice or ten calendar days after the mailing of any subsequent written notice, whichever is later; provided that any such 30 day or ten day period may be shortened upon the written consent of the holders of at least a majority of the outstanding shares of the Series A Preferred Stock at the time (“Majority Interest”).

(7) For purposes of valuing any securities or other noncash consideration to be delivered to the holders of the Series A Preferred Stock in any transaction to which this Section 2(b) is applicable, the following shall apply:

(i) If traded on a nationally recognized securities exchange or inter-dealer quotation system, the value of such securities shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three business days prior to the closing;

(ii) If traded over-the-counter, the value of such securities shall be deemed to be the average of the closing bid prices over the 30-day period ending three business days prior to the closing; and

(iii) If there is no active public market, the value of such securities or other noncash consideration shall be deemed to be the fair market value thereof at the time of the Liquidation Event or issuance to the holders of Series A Preferred Stock, as mutually determined in good faith by the Corporation and the holders representing a Majority Interest, provided that if the Corporation and the holders of a Majority Interest are unable to reach agreement, then by the Board of Directors after an independent appraisal by a mutually agreed upon investment banker, the fees of which shall be paid by the Corporation.

(c) Redemption.

(1) At any time on or after December 31, 2006, the Corporation shall, upon receipt of the written request (the “Redemption Request”) of the holders of a Majority Interest, redeem for cash out of any funds legally available therefore ratably from holders thereof, on each of the relevant Redemption Dates (as defined below), that number of shares of Series A Preferred Stock equal to one-fifth of the number of such shares outstanding on the first Redemption Date. Redemptions of each share of Series A Preferred Stock pursuant to this Section 2(c) shall be made at the Fair Market Value (hereinafter defined) plus an amount equal to the amount of all declared accrued but unpaid dividends as of the relevant Redemption Date payable in accordance with Section 2(a) above on each such share to be redeemed. The Corporation need not establish any sinking fund for redemption of the Series A Preferred Stock. The Fair Market Value of such share of Series A Preferred Stock

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on the date of receipt by the Corporation of a Redemption Request is hereinafter referred to as the “Redemption Price.” “Fair Market Value” means, as of any date, $12.25 for each such share (as adjusted for any Reorganization Event).

(2) The Redemption Request shall set forth the requested date of the redemption, which date in no event shall be less than 20 days nor more than 60 days after the date of the Redemption Request, or such later date as the holders of a Majority Interest agree to in writing. Such date and the four anniversaries thereof are referred to herein collectively as the “Redemption Dates” and individually as a “Redemption Date.” Within ten days of the Redemption Request, the Corporation shall give written notice by mail, postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is deposited in the mail) of the Series A Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder or given by the holder to the Corporation for the purpose of notice, or if no such address appears or is given, at the place where the principal executive office of the Corporation is located, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the applicable Redemption Date, the applicable Redemption Price, the place at which payment may be obtained and the date on which such holder’s Conversion Rights as to such shares terminate and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). Except as provided in Section 2(c)(4) below, on or after such Redemption Date, each holder of Series A Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the applicable Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(3) From and after the applicable Redemption Date, unless there shall have been a default in payment of the applicable Redemption Price, all rights of the holders of such shares as holders of the Series A Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of Series A Preferred Stock to be redeemed on such date are insufficient, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such, shares to be redeemed. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of the Series A Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

(d) Voting.

Except as provided in Article III (f) hereof, or otherwise required by law, the shares of Series A Preferred Stock shall have no voting rights,

(e) Conversion Rights. The holders of Series A Preferred Stock shall have conversion rights as follows:

(1) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective Series A Conversion Rate, upon the occurrence of a Qualifying Liquidation Event

(2) The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all Series A Preferred Stock from time to time outstanding. The Corporation shall from time to time (subject to obtaining

AMENDED AND RESTATED ARTICLES OF INCORPORATION

necessary board and stockholder approval), in accordance with the laws of the State of California, increase the authorized amount of its Common Stock if at any time the authorized number of shares of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Series A Preferred Stock at the time outstanding.

(3) If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series A Preferred Stock require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, before such shares may be validly issued or delivered upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration, listing or approval, as the case may be.

(4) All shares of Common Stock which may be issued upon conversion of the shares of Preferred Stock will upon issuance by the Corporation be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

(5) In case:

(i) the Corporation shall take a record of the holders of its capital stock for the purpose of entitling them to receive a dividend, or any other distribution, payable otherwise than in cash or to subscribe for or purchase any shares of stock of any class or to receive any other rights; or

(ii) of any capital reorganization of the Corporation, reclassification of the capital stock of the Corporation (other than a subdivision or combination of its outstanding shares of common stock), consolidation or merger of the Corporation with or into another corporation or conveyance of all or substantially all of the assets of the Corporation to another corporation; or

(iii) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, and in any such case, the Corporation shall cause to be mailed to the transfer agent, or if none, the Corporation, and to the holders of record of the outstanding Series A Preferred Stock at the address of record of such stockholder as set forth on the Corporation’s books, at least 30 days prior to the date hereinafter specified, a notice stating the material terms of the proposed transaction and the date on which (x) a record is to be taken for the purpose of such dividend, distribution or rights, or (y) such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up is to take place and the date, if any is to be Fixed, as of which holders of capital stock of record shall be entitled to exchange their shares of capital stock for securities or other property deliverable upon such reclassification or reorganization.

(f) Adjustment of Conversion Price. The Series A Conversion Price from time to time in effect shall be subject to adjustment from time to time as follows:

(1) In the event the outstanding shares of Common Stock shall be subdivided (by stock split, stock dividend or otherwise), into a greater number of shares of Common Stock, the Series A Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Series A Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(2) In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in securities of the Corporation other than shares of Common Stock and other than as otherwise adjusted in this Section 2(f), then and in each such event provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their shares of Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during

AMENDED AND RESTATED ARTICLES OF INCORPORATION

the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 2(f) with respect to the rights of the holders of the Series A Preferred Stock.

(3) If the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision, combination or consolidation of shares provided for above), the Series A Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series A Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of such shares of Series A Preferred Stock immediately before that change.

(4) Upon the issuance by the Corporation of Equity Securities (as defined below) at a consideration per share less than the Series A Conversion Price in effect immediately prior to the time of such issue or sale (other than an issuance of stock or securities pursuant to Sections 2(f)(l) through 2(f)(3) above or the issuance of shares of Common Stock upon conversion of any shares of Series A Preferred Stock), then forthwith upon such issue or sale, the Series A Conversion Price shall be reduced to a price (calculated to the nearest hundredth of a cent) determined by dividing:

(i) an amount equal to the sum of (x) the number of shares of Common Stock deemed outstanding immediately prior to such issue or sale multiplied by the Series A Conversion Price in effect immediately prior to such adjustment, plus (y) the number of shares of Common Stock issuable upon conversion or exchange of any obligations or of any securities of the Corporation deemed outstanding immediately prior to such issue or sale multiplied by the Series A Conversion Price in effect immediately prior to such adjustment, plus (z) an amount equal to the aggregate “consideration actually received” by the Corporation upon such issue or sale; by

(ii) the sum of the number of shares of Common Stock deemed outstanding immediately after such issue or sale and the number of shares of Common Stock issuable upon conversion or exchange of any obligations or of any securities of the Corporation deemed outstanding immediately after such issue or sale.

(5) For purposes of this Section 2(f), the following provisions shall be applicable:

(i) The term “Equity Securities” as used in this Section 2(f) shall mean any shares of Common Stock, or any obligation, any share of stock or other security of the Corporation convertible into or exchangeable for Common Stock, except for (i) shares of Common Stock or options to purchase Common Stock in the aggregate (as adjusted for any Recapitalization Event) issued or granted to officers, directors, employees or consultants of the Corporation or other persons either pursuant to any stock plan approved by the Corporation’s Board of Directors or as otherwise approved by the Corporation’s Board of Directors or (ii) shares issued in conjunction with an equipment lease financing, debt financing, licensing or acquisition transaction that is approved by the Board of Directors.

(ii) In the case of an issue or sale for cash of shares of Common Stock, the “consideration actually received” by the Corporation therefor shall be deemed to be the amount of cash received, before deducting there from any commissions or expenses paid by the Corporation.

(iii) In case of the issuance (otherwise than upon conversion or exchange of obligations or shares of stock of the Corporation) of additional shares of Common Stock for a consideration other than cash or a consideration partly other than cash, the amount of the consideration other than cash received by the Corporation for such shares shall be deemed to be the value of such consideration as determined in good faith by the Board of Directors.

AMENDED AND RESTATED ARTICLES OF INCORPORATION

(iv) In case of the issuance by the Corporation in any manner of any rights to subscribe for or to purchase shares of Common Stock, or any options for the purchase of shares of Common Stock or stock convertible into Common Stock, all shares of Common Stock or stock convertible into Common Stock to which the holders of such rights or options shall be entitled to subscribe for or purchase pursuant to such rights or options shall be deemed “outstanding” as of the date of the offering of such rights or the granting of such options, as the case may be, and the minimum aggregate consideration named in such rights or options for the shares of Common Stock or stock convertible into Common Stock covered thereby, plus the consideration, if any, received by the Corporation for such rights or options, shall be deemed to be the “consideration actually received” by the Corporation (as of the date of the offering of such rights or the granting of such options, as the case may be) for the issuance of such shares.

(v) In case of the issuance or issuances by the Corporation in any manner of any obligations or of any shares of stock of the Corporation that shall be convertible into or exchangeable for Common Stock, all shares of Common Stock issuable upon the conversion or exchange of such obligations or shares shall be deemed issued as of the date such obligations or shares are issued, and the amount of the “consideration actually received” by the Corporation for such additional shares of Common Stock shall be deemed to be the total of (x) the amount of consideration received by the Corporation upon the issuance of such obligations or shares, as the case may be, plus (y) the minimum aggregate consideration, if any, other than such obligations or shares, receivable by the Corporation upon such conversion or exchange, except in adjustment of dividends.

(vi) The amount of the “consideration actually received” by the Corporation upon the issuance of any rights or options referred to in subsection (iv) above or upon the issuance of any obligations or shares which are convertible or exchangeable as described in subsection (v) above, and the amount of the consideration, if any, other than such obligations or shares so convertible of exchangeable, receivable by the Corporation upon the exercise, conversion or exchange thereof shall be determined in the same manner provided in subsections (ii) and (iii) above with respect to the consideration received by the Corporation in case of the issuance of additional shares of Common Stock; provided, however, that if such obligations or shares of stock so convertible or exchangeable are issued in payment or satisfaction of any dividend upon any stock of the Corporation other than Common Stock, the amount of the “consideration actually received” by the Corporation upon the original issuance of such obligations or shares or stock so convertible or exchangeable shall be deemed to be the value of such obligations or shares of stock, as of the date of the adoption of the resolution declaring such dividend, as determined by the Board of Directors at or as of that date. On the expiration of any rights or options referred to in subsection (D) above, or the termination of any right of conversion or exchange referred to in subsection (E) above, or any change in the number of shares of Common Stock deliverable upon exercise of such options or rights or upon conversion of or exchange of such convertible or exchangeable securities, the Series A Conversion Price then in effect shall forthwith be readjusted to such Series A Conversion Price as would have obtained had the adjustments made upon the issuance of such option, right or convertible or exchangeable securities been made upon the basis of the delivery of only the number of shares of Common Stock actually delivered or to be delivered upon the exercise of such rights or options or upon the conversion or exchange of such securities.

(vii) In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons or options or rights not referred to in this Section 2(f), then, in each such case, the holders of the Series A Preferred Stock shall be entitled to the distributions provided for in Section 2(a) above, and no adjustment to the Series A Conversion Price provided for in this Section 2(f) shall be applicable.

(6) The Corporation will not, by amendment of these Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 2(f) and in the taking of all such, action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A Preferred Stock against impairment.

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(7) Upon the occurrence of each adjustment or readjustment of any Series A Conversion Price pursuant to this Section 2(f), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof, and shall prepare and furnish to each holder of Series A Preferred Stock affected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment or readjustment, (B) the Series A Conversion Price of such series of Series A Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of his shares.

(g) Status of Redeemed and Converted Stock. In the event any shares of Series A Preferred Stock shall be converted pursuant to Section 2(e) above or otherwise acquired by the Corporation, the shares so converted shall be canceled and shall not be issuable by the Corporation, and the Articles of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

(h) Protective Provisions. So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval by vote or written consent, in the manner provided by law, of the Majority Interest:

(1) amend or repeal these Amended and Restated Articles of Incorporation if such action would materially and adversely change the rights, preferences or privileges of the Series A Preferred Stock;

(2) authorize or issue shares of any class of stock having any preference or priority as to dividends or assets superior to or on a parity with the Series A Preferred Stock;

(3) increase or decrease the authorized number of shares of Common Stock or Preferred Stock;

(4) approve or authorize any dividend on any shares of stock junior to the Series A Preferred Stock

(5) authorize, reserve or issue additional shares of Common Stock with respect to a new option pool or any other plan or arrangement for issuing equity securities to employees;

(6) undertake or effect any consolidation or merger of the Corporation with or into another corporation (except into or with a wholly-owned subsidiary) or any acquisition by or the conveyance of all or substantially all of the assets of the Corporation, to another person or effectuate any transaction or series of related transactions which results in the Corporation’s shareholders immediately prior to such transaction not holding at least 50% of the voting power of the surviving or continuing entity;

(7) recapitalize or reorganize the Corporation;

(8) repurchase or redeem any of the Company’s outstanding equity securities other than as provided hereunder or from employees, directors, officers or consultant of the Corporation upon termination of their employment or services or as otherwise pursuant to agreements for such repurchase approved by the Board of Directors of the Corporation; or

(9) materially change, in any manner, the nature of the Corporation’s business;

(10) amend the provisions of this Section (h);

(i) Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

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ARTICLE IV

LIMITATION ON DIRECTOR LIABILITY

The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

ARTICLE V

INDEMNIFICATION

The Corporation may provide by Bylaw, agreement or otherwise for the indemnification of agents (as defined in Section 317 of the California Corporations Code) in excess of that expressly permitted by Section 317 for those agents of the Corporation for breach of duty to the Corporation and its stockholders to the fullest extent permissible under California law.

ARTICLE VI

ELECTION OF DIRECTORS

1. The election of directors need not be by written ballot unless a shareholder demands election by ballot at the meeting and before the voting begins or unless the bylaws of the Corporation shall so provide.

2. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the board of directors.

3. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the Corporation is 834,614. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: September 2, 2005

/s/ Malcolm F. Hotchkiss
Malcolm F. Hotchkiss, President

/s/ Cheryl A. Maderzao
Cheryl A. Maderzao, Secretary

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